Britton & Koontz Capital Corporation                                                                                                                   EXHIBIT 99.1

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
July 29, 2011	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS EARNINGS FOR SECOND QUARTER 2011

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the three and six month period ended June 30, 2011.

Net income for the quarter ended June 30, 2011, was $393 thousand, or $.18 per diluted share, compared to $504 thousand, or $.24 per diluted share, for the quarter ended June 30, 2010.  The decrease for the three month period is primarily related to write-downs to other real estate of approximately $244 thousand in regard to updated appraisal reports. Additional items affecting the change in net income are higher mortgage-related income and sales from investment securities offset by lower net interest income.  For the six month period ended June 30, 2011, net income and diluted earnings per share was $969 thousand and $0.46, respectively, an increase from $567 thousand and $0.27, respectively, for the same period in 2010.  The increase for the six month period is due primarily to $875 thousand of additional gains on the sale of investment securities and higher mortgage-related income of $215 thousand offset by a drop in net interest income of $694 thousand resulting from a declining net interest margin and the additional charges to other real estate.

Net interest income for the three and six month periods ended June 30, 2011, decreased $386 thousand and $694 thousand, respectively, over the same period in 2010.  Average earning assets during the quarter ended June 30, 2011 held steady at $361 million while they dropped only slightly for the six month comparison.  Although average earning assets remained relatively stable, the shift in the mix of average earning assets was the primary driver of the Company’s lower net interest income for the three and six-month periods as cash flows from higher-yielding assets, loans and investment securities were moved to lower-yielding accounts in the first six months of 2011.  Even though the lower interest rate environment during the past year has made profitable reinvestment of cash flows back into the market difficult and loan demand remains flat, the decline in interest rates did not contribute materially to a decrease in net interest income.  The lower rates did contribute to the decline in interest rate spread and margin compression during both comparative periods.  Interest rate spread declined 39 and 32 basis points to 2.85% and 2.97% for the three and six month period ended June 30, 2011, respectively.  Interest rate margin declined 43 and 36 basis points to 3.20% and 3.32% for the three and six months ended June 30, 2011, respectively.

Non-interest income increased $722 thousand for the 2nd quarter of 2011 compared to the 2nd quarter of 2010, while non-interest income increased $1.1 million for the first six months of 2011 compared to the corresponding period in 2010.  Both period increases were primarily due to gains on the sale of investment securities and higher-mortgage related income.  Non-interest expense increased $408 thousand for the 2nd quarter of 2011 compared to the 2nd quarter of 2010, due mainly to the higher charges to other real estate and other smaller increases across the board.  Non-interest expense remained stable at $6.8 million for the six months ended June 30, 2011, increasing only $21 thousand compared to the corresponding period in 2010.

Non-performing assets, which include non-accrual loans, troubled debt restructurings, loans delinquent 90 days or more and other real estate, increased to $12.7 million, or 3.32% of total assets, at June 30, 2011, from $11.3 million, or 3.01% of total assets, at December 31, 2010.  The increase in non-performing assets since year-end focuses on the transfer of two commercial credits in the amount of approximately $1.6 million during the 1st quarter of 2011 to non-accrual status.  Foreclosure on the real estate collateral of both loans is expected and scheduled in the 3rd quarter of 2011.  Although non-performing loans have increased, net charge-offs have declined substantially for the six months ended June 30, 2011, to $170 thousand compared to $2.6 million for the six months ended June 30, 2010.  Nevertheless, subsequent to the end of the quarter, further review has necessitated the downgrade of six loan relationships in the Company’s Baton Rouge, Louisiana market totaling approximately $15 million.  None of the aforementioned loans has been moved to nonaccrual status, and no material losses are identified, although the downgrade reflects management’s ongoing concern that the Baton Rouge market, which has seen less economic stress than other parts of the Company’s geographic footprint, is showing signs of slower growth and weakened repayment sources.

The Company’s loan loss provision in the 2nd quarter of 2011 was $300 thousand compared to $200 thousand for the corresponding period in 2010.  For the six months ended June 30, 2011, the Company’s loan loss provision decreased to $1.1 million compared to $1.3 million thousand during the same period in 2010.  The allowance for loan losses of $3.3 million, or 1.68% of loans, excluding loans-held-for-sale (“LHFS”), at June 30, 2010, compares to $2.4 million, or 1.15% of loans, excluding LHFS, at December 31, 2010.  Even with the increased level of classified loans, the Company believes the allowance for loan losses is adequate as of June 30, 2011.  In addition to the allowance for loan losses calculation, the Company has added a $50 thousand allowance for unfunded, off-balance sheet items.

The Company’s Regulatory Tier 1 Capital of $43 million, or approximately 17% of risk weighted assets, substantially exceeds the approximate $10 million, or 4%, minimum regulatory capital requirements

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, three in Baton Rouge, Louisiana and a loan production office in Central, Louisiana.  As of June 30, 2011, the Company reported assets of $382.9 million and equity of $40.1 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at June 30, 2011, were 2,142,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.
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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,

	2011	2010	2011	2010
Income Statement Data
Interest income	$4,103,901	$4,747,555	$8,407,398	$9,621,745
Interest expense	1,208,616	1,465,964	2,436,583	2,956,522
Net interest income	2,895,285	3,281,591	5,970,815	6,665,223
Provision for loan losses	300,000	200,000	1,050,000	1,299,996
Net interest income after
provision for loan losses	2,595,285	3,081,591	4,920,815	5,365,227
Non-interest income	1,433,025	711,496	2,964,334	1,827,302
Non-interest expense	3,623,905	3,215,778	6,757,454	6,735,618
Income before income taxes	404,405	577,309	1,127,695	456,911
Income taxes	11,294	73,458	159,165	(110,232)
Net income	$393,111	$503,851	$968,530	$567,143

Return on Average Assets	0.41%	0.53%	0.51%	0.30%
Return on Average Equity	3.96%	5.08%	4.88%	2.83%

Diluted:
Net income per share	$0.18	$0.24	$0.46	$0.27
Weighted average shares outstanding	2,143,497	2,136,450	2,140,714	2,134,092

	June 30,	December 31,	June 30,
Balance Sheet Data	2011	2010	2010
Total assets	$382,671,875	$375,419,683	$380,791,933
Cash and due from banks	39,442,715	5,818,853	6,921,880
Federal funds sold	-	112,497	25,496
Investment securities	130,791,472	138,904,366	138,203,875
Loans, net of UI & loans held for sale	196,749,011	210,564,816	216,403,258
Loans held for sale	3,756,617	6,074,014	5,949,000
Allowance for loan losses	3,300,305	2,420,143	2,538,737
Deposits-interest bearing	217,118,074	212,662,464	213,252,751
Deposits-non interest bearing	58,681,484	45,880,066	45,664,635
Total deposits	275,799,558	258,542,530	258,917,386
Short-term debt	17,520,670	24,977,895	29,123,336
Long-term debt	47,000,000	49,000,000	49,000,000
Stockholders' equity	39,947,819	39,931,973	40,352,813
Book value (per share)	$18.65	$18.70	$18.90
Total shares outstanding	2,142,466	2,135,466	2,135,466

Asset Quality Data
Non-accrual loans	$8,851,825	$7,509,711	$7,695,388
Loans 90+ days past due	653,727	484,154	1,949
Troubled debt restructurings, still accruing	147,749	-	-
Total non-performing loans	9,653,301	7,993,865	7,697,337
Other real estate owned	2,975,736	3,303,189	1,953,871
Total non-performing assets	$12,629,037	$11,297,054	$9,651,208
Total non-performing assets to average assets	3.32%	3.00%	2.54%
Net chargeoffs - ytd	$169,838	$3,133,599	$2,640,000
YTD net chargeoffs as a percent of average loans	0.08%	1.42%	1.18%